EXHIBIT (13)(e)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below, does hereby make, constitute and appoint each of the following individuals as her true and lawful attorney-in-fact and agent with all power and authority on her behalf to sign her name, in any and all capabilities, on Forms N-4 and S-3 registration statements of Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey, including but not limited to, Prudential Premier Retirement Variable Annuities (X,B,L,C Series and Advisor Series) (File Nos. 333-162673, 333-162680, 333-162678 and 333-162676), Prudential Premier (B,L,X Series and Bb Series) (File Nos. 333-130989, 333-144639, 333-131035 and 333-144657), Prudential Premier Retirement Variable Annuity (File Nos. 333-170466 and 333-170468), the Pruco Life Insurance Company and the Pruco Life Insurance Company of New Jersey MVA options (File Nos. 333-177437, 333-177438, 333-177444, 333-177445, 333-177440, 333-177446, 333-177447 and 333-177449):  Joseph D. Emanuel, C. Christopher Sprague, Lynn K. Stone, and Raymond A. O’Hara III.

This grant of authority extends to any and all amendments to such registration statements and also grants such attorneys-in-fact full power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agent and attorney-in-fact would have if personally acting.

The undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned has subscribed hereunder this 14 day of November, 2011.

/s/Yanela C. Frias
Yanela C. Frias
Director
Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey